EX-99.4 UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
Exhibit 99.4
CONSTANT CONTACT, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
On February 15, 2011, Constant Contact, Inc., a Delaware corporation (the “Company” or “Constant Contact”), acquired substantially all of the assets, excluding cash, of Bantam Networks, LLC, a Delaware limited liability company doing business as Bantam Live (the “Seller”), for a cash purchase price of $15,000,000 (subject to post-closing adjustment) and the assumption by the Company of post-closing liabilities under certain contracts of the Seller (the “Acquisition”). The Acquisition was completed pursuant to the Asset Purchase Agreement, dated as of February 15, 2011, between the Company and the Seller (the “Agreement”), which contains customary representations, warranties and indemnities of the Company and the Seller. The assets of the Seller acquired by the Company under the Agreement primarily include computer software source code, Internet domain names and other intellectual property rights that were used by the Seller in its contact management and social CRM business.
Constant Contact did not assume any of the known or unknown liabilities of Bantam Networks, LLC.
The unaudited pro forma combined consolidated statements of operations, referred to as the “Pro Forma Financial Statements” should be read in conjunction with:
•	The accompanying notes to the Pro Forma Financial Statements;

•	the separate unaudited historical financial statements of the Company as of and for the three months ended March 31, 2011 included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011 and filed with the Securities and Exchange Commission ("SEC") on May 2, 2011;

•	the separate historical financial statements of the Company as of and for the year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and filed with the SEC on March 9, 2011 and,

•	the separate historical financial statements of Bantam Networks, LLC as of and for the year ended December 31, 2010, which are included in Exhibit 99.2 to the Company’s Amendment No. 1 on Form 8-K/A filed with the SEC on May 3, 2011 and are incorporated by reference.
The Company has not provided a pro forma combined consolidated balance sheet as of March 31, 2011 because the acquisition of Bantam Networks, LLC is reflected in the Company’s unaudited condensed consolidated balance sheet as of March 31, 2011 included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011 and filed with the SEC on May 2, 2011. The unaudited pro forma combined consolidated statements of operations for the year ended December 31, 2010 and for the three months ended March 31, 2011 have been adjusted for the operational results of Bantam Networks, LLC as if the acquisition had occurred on January 1, 2010.
The Pro Forma Financial Statements are presented for illustrative purposes and do not purport to represent what the results of operations would actually have been if the merger occurred as of the dates indicated or what such results would be for any future periods.

CONSTANT CONTACT, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(in thousands, except per share data)

	Historical	Historical	Proforma		Proforma
	Constant Contact (1)	Bantam Networks (2)	Adjustments		Combined
Revenue	$174,231	$55	$(55)	(A)	174,231

Cost of revenue	50,825	267	$(199)	(B)	50,893

Gross profit	123,406	(212)	144		123,338

Operating expenses:
Research and development	23,985	292			24,277
Marketing and selling	78,881	44			78,925
General and administrative	18,028	248			18,276

Total operating expenses	120,894	584	—		121,478

Operating income (loss)	2,512	(796)	144		1,860
Interest and other income	341	1	(43)	(C)	299

Income (loss) before income taxes	2,853	(795)	101		2,159
Benefit (provision) for income taxes	61	—	(316)	(D)	(255)

Net income (loss)	$2,914	$(795)	$(215)		$1,904

Basic net income per share	$0.10				$0.07

Diluted net income per share	$0.10				$0.06

Basic weighted average shares outstanding	28,765				28,765

Diluted weighted average shares outstanding	29,945				29,945

(1)	As reported in Constant Contact, Inc.’s Annual Report on Form 10-K, as filed with the SEC on March 9, 2011.

(2)	As reported in Bantam Networks, LLC’s audited financial statements for the year ended December 31, 2010.
See accompanying Notes to Unaudited Pro Forma Combined Consolidated Financial Statements.

CONSTANT CONTACT, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ended March 31, 2011
(in thousands, except per share data)

	Historical	Historical	Proforma		Proforma
	Constant Contact (1)	Bantam Networks (2)	Adjustments		Combined
Revenue	$50,015	$7	$(7)	(A)	50,015

Cost of revenue	14,683	33	$(25)	(B)	14,691

Gross profit	35,332	(26)	18		35,324

Operating expenses:
Research and development	7,438	36			7,474
Marketing and selling	24,234	6			24,240
General and administrative	5,778	31			5,809

Total operating expenses	37,450	73	—		37,523

Operating loss	(2,118)	(99)	18		(2,199)
Interest and other income	89	—	(6)	(C)	83

Loss before income taxes	(2,029)	(99)	12		(2,116)
Benefit (provision) for income taxes	186	—	(40)	(D)	146

Net loss	$(1,843)	$(99)	$(28)		$(1,970)

Basic net loss per share	$(0.06)				$(0.07)

Diluted net loss per share	$(0.06)				$(0.07)

Basic weighted average shares outstanding	29,310				29,310

Diluted weighted average shares outstanding	29,310				29,310

(1)	As reported in Constant Contact, Inc.’s Quarterly Report on Form 10-Q, as filed with the SEC on May 2, 2011.

(2)	Unaudited financial information for the one and one half months that Bantam Networks, LLC was not included in the historical results of Constant Contact, Inc.
See accompanying Notes to Unaudited Pro Forma Combined Consolidated Financial Statements.

Constant Contact, Inc.
Notes to Unaudited Pro Forma Combined Consolidated Financial Statements
(in thousands)
A summary of the purchase price allocation for the acquisition of the business acquired of Bantam Networks, LLC is as follows:

Total cash consideration	$15,000

Purchase price allocation:

Identifiable intangible asset	1,800

Net assets acquired	1,800
Goodwill	$13,200

The amount assigned to Bantam Networks, LLC’s identifiable intangible asset acquired is based on the fair value determined as of the acquisition date. The excess of the purchase price over the identifiable intangible asset will be recorded as goodwill. In accordance with current accounting standards, the goodwill will not be amortized, but rather will be tested for impairment annually or more frequently if facts and circumstances warrant a review.
Pro forma adjustments reflect only those adjustments which are factually determinable and supportable. The unaudited pro forma combined consolidated statements of operations reflect the effect of the following pro forma adjustments:
(A)	Adjustments to eliminate historical revenue of Bantam Networks, LLC as if the acquisition had occurred on January 1, 2010 as Constant Contact discontinued the paid product offering on the acquisition date.

(B)	Adjustments to eliminate the historical amortization expense related to the historical value of Bantam Networks, LLC’s fixed assets as if the acquisition had occurred on January 1, 2010 as the capitalized software has not yet been placed in use by Constant Contact, Inc.

(C)	Adjustments to record the estimated decrease in interest income earned on the reduced cash, cash equivalents and marketable securities as a result of the $15.0 million purchase price paid.

(D)	Adjustments to record income tax expenses related to the amortization of goodwill for tax purposes utilizing federal and state statutory rates.